Exhibit 4.3

ZILLOW, INC.

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (“Agreement”) is made as of                  , 2011, by and among Zillow, Inc., a Washington corporation (the “Company”), TCV V, L.P., TCV Member Fund, L.P., and PAR Investment Partners, L.P. (each an “Investor” and together, the “Investors”).

RECITALS

A. The Company has determined to raise $5,500,000 (the “Financing”) through the sale of shares of its common stock, $0.0001 par value per share, one vote per share (“Common Stock”) to the Investors, with each Investor purchasing Common Stock in a dollar amount equal to the Respective Investment Amount opposite such Investor’s name on Schedule 1 to this Agreement.

B. The Financing is to be consummated simultaneously with the closing of, and at a price per share equal to the initial public offering price per share (the “IPO Price”) that the Common Stock is being offered to the public in, the Company’s initial public offering of Common Stock (“IPO”) pursuant to the underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Citigroup Global Markets Inc., as representative of the several underwriters named therein (the “Underwriters”).

C. The Investors desire to purchase from the Company, and the Company desires to sell and issue to the Investors, shares of the Common Stock on the terms and subject to the conditions set forth in this Agreement.

D. It is currently contemplated that the Common Stock may be renamed Class A Common Stock in connection with the IPO. All references herein to the Common Stock include the Class A Common Stock of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Purchase and Sale of Stock

1.1	Sale and Issuance of Stock

(a) The Company agrees to issue and sell to the Investors, and the Investors agree to purchase from the Company, $5,500,000 of Common Stock at the IPO

Price, with each Investor purchasing Common Stock in a dollar amount equal to the Respective Investment Amount opposite such Investor’s name on Schedule 1 to this Agreement. The respective number of shares of Common Stock to be sold by the Company and purchased by each Investor hereunder (collectively, the “Shares”) shall equal the number of shares determined by dividing the Respective Investment Amount opposite such Investor’s name on Schedule 1 hereto by the IPO Price (rounded down to the nearest whole share). Payment of the purchase price (which shall be equal to the total number of Shares to be purchased by an Investor, as calculated pursuant to the immediately preceding sentence, multiplied by the IPO Price) for the Shares (the “Purchase Price”) shall be made at the time of the closing of the IPO by wire transfer of immediately available funds to the account specified in writing by the Company to the Investors, subject to the satisfaction of the conditions set forth in this Agreement. Payment of the Purchase Price for the Shares shall be made against delivery to the Investors of the Shares, which Shares shall be uncertificated and shall be registered in the names of the Investors on the books of the Company by the Company’s transfer agent.

(b) The closing of the sale and purchase of the Shares (the “Closing”) will take place at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, WA 98101 concurrently with the closing of the IPO.

2.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Investors that the following representations are true and correct as of the date hereof and as of the Closing (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date), provided that for this purpose, the representations and warranties of the Company shall be deemed to be updated and modified by the information included in the Registration Statement, including but not limited to the final prospectus relating to the IPO, a copy of which Registration Statement shall have been furnished to the Investors prior to the Closing and on which the Investors shall be entitled to rely. “Registration Statement” means the registration statement on Form S-1 (File No. 333-173570), including any prospectus filed pursuant to Rule 424 under the Securities Act of 1933, as amended (“Securities Act”) and any free writing prospectuses, relating to the IPO.

2.1	Organization, Valid Existence and Qualification

The Company is a corporation duly organized and validly existing under the laws of the State of Washington and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business as a foreign corporation in each jurisdiction in which it conducts its business, except where failure to be so qualified would not have a material adverse effect on the Company’s financial condition, business, operations or property.

2.2	Registration Statement

The Registration Statement, as of its filing date and including each of its subsequent amendments, will as of the filing date of such Registration Statement and each subsequent amendment, comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and the Registration Statement and any prospectus contained therein will not as of such filing date contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.3	Authorization

All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale and delivery of the Shares has been taken or will be taken prior to the Closing, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.4	Valid Issuance of Shares

The Shares that are being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be transferred to the Investors free of liens, encumbrances and restrictions on transfer other than (a) restrictions on transfer under this Agreement and under applicable state and federal securities laws, (b) restrictions on transfer under the Second Amended and Restated Investors’ Rights Agreement dated as of September 7, 2007, as amended, by and among the Company and the investors and holders respectively listed on Schedules A and B thereto (the “IRA”), (c) restrictions on transfer under the lock-up agreement entered into by the Investors for the benefit of the Underwriters in the IPO, and (d) any liens, encumbrances or restrictions on transfer that are created or imposed by the Investors. Subject in part to the truth and accuracy of the Investors’ representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of applicable state and federal securities laws.

2.5	Non-Contravention

No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the sale and issuance of Shares contemplated by this Agreement, except for the filing of notices of the sale of Shares pursuant to Regulation D promulgated under the Securities Act and applicable state securities laws. The Company is not in violation or default in any material respect of any provision of its articles of incorporation or bylaws, or of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company, except for such violations or defaults of any federal or state statute, rule or regulation that could not reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Company’s assets, financial condition or affairs. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or constitute, with or without the passage of time and giving of notice, either a default in any material respect of any such instrument, judgment, order, writ or decree or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

2.6	No Brokers

The Company has not incurred, and will not incur in connection with the sale of the Shares to the Investors any brokerage or finders’ fees, or agents’ commissions or similar liabilities.

3.	Representations and Warranties of the Investors

Each of the Investors hereby represents and warrants to the Company that the following representations are true and correct as of the date hereof and as of the Closing (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date):

3.1	Authorization

Such Investor has full power and authority to enter into this Agreement, and such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2	Purchase Entirely for Own Account

This Agreement is made with such Investor in reliance upon such Investor’s representations to the Company, which by such Investor’s execution of this Agreement the Investor hereby confirms, that the portion of the Shares acquired by such Investor hereunder will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation rights to such person or to any third person, with respect to any of the Shares.

3.3	Disclosure of Information

Such Investor believes it has received all the information that it considers material in determining whether to purchase the Shares. Such Investor further represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the rights of the Investors to rely thereon.

3.4	Investment Experience

Such Investor is an experienced investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, including a total loss, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Such Investor represents that it has not been organized for the purpose of acquiring the Shares.

3.5	Accredited Investor

Such Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

3.6	Restricted Securities

Such Investor understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein. Such Investor understands that the Shares are characterized as “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Investor must hold the Shares indefinitely unless subsequently registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Other than as contained in the IRA, such Investor acknowledges that the Company has no obligation to register or qualify the Shares for resale. Such Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of such Investor’s control, and which the Company, other than as contained in the IRA, is under no obligation and may not be able to satisfy.

3.7	Further Limitations on Disposition

Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by (a) this Section 3, and (b) the IRA, provided and to the extent this Section 3 and such agreement are then applicable, and:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

(iii) Notwithstanding the provisions of Paragraphs (i) and (ii) of this Section 3.7, no such registration statement or opinion of counsel shall be necessary for a transfer by such Investor to an affiliated fund or funds, to an affiliated investment company or companies or to an entity under common investment management, or for a transfer by such Investor, if it is a partnership, to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partners or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Investor hereunder.

3.8	Legends

It is understood that the certificates (if any) evidencing the Shares may bear one or all of the following legends (or substantially similar legends):

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES

UNDER SUCH ACT OR AN OPINION OF COUNSEL, OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) Any legend required by the laws of any state or foreign jurisdiction, to the extent that such laws are applicable to the shares represented by the certificate so legended.

(c) Any legend required by the IRA.

3.9	No Brokers

Such Investor has not incurred, and will not incur in connection with the purchase of the Shares any brokerage or finders’ fees, or agents’ commissions or similar liabilities.

4.	Conditions to the Investors’ Obligations at Closing

The obligations of each of the Investors at Closing are subject to the fulfillment on or by Closing of each of the following conditions, unless otherwise waived in writing by such Investor:

4.1	Representations and Warranties

The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects.

4.2	Performance

The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3	IPO

The Underwriters shall have purchased, concurrent with the purchase of the Shares by the Investors hereunder, the Underwritten Securities (as defined in the Underwriting Agreement) at the same purchase price (less any underwriting discounts or commissions) per share payable by the Investors hereunder.

4.4	Qualifications

All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing, other than (a) the filing pursuant to Regulation D, promulgated under the Securities Act and (b) the filings required by applicable state “blue sky” securities laws, rules and regulations.

5.	Conditions to the Company’s Obligations at Closing

The obligations of the Company to each of the Investors are subject to the fulfillment on or by the Closing of each of the following conditions:

5.1	Representations and Warranties

The representations and warranties of such Investor contained in Section 3 shall be true and correct in all material respects.

5.2	Performance

Such Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3	Payment of Purchase Price

Such Investor shall have delivered the Purchase Price as specified in Section 1.1 of this Agreement.

5.4	Qualifications

All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing, other than (a) the filing pursuant to Regulation D, promulgated under the Act and (b) the filings required by applicable state “blue sky” securities laws, rules and regulations.

5.5	Waiver

The Company shall have obtained signatures on the Waiver as set forth in Section 4.6 of this Agreement.

5.6	IPO

The Underwriters shall have purchased, concurrent with the purchase of the Shares by the Investors hereunder, the Underwritten Securities (as defined in the Underwriting Agreement) at the same purchase price (less any underwriting discounts or commissions) per share payable by the Investors hereunder.

6.	Miscellaneous

6.1	Survival of Representations and Warranties

The representations and warranties of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement until the first anniversary of the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

6.2	Successors and Assigns

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3	Governing Law

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of Washington as applied to agreements among Washington residents entered into and to be performed entirely within Washington, without giving effect to principles of conflicts of laws.

6.4	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5	Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6	Notices

Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively delivered (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) three days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated on such party’s respective signature page hereto, or at such other address as any such party may designate by ten days’ advance written notice to the other party given in the foregoing manner.

6.7	Legal Fees and Expenses

Except as set forth in this Section 6.7, each party to this Agreement shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, including an arbitration, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.8	Amendments and Waivers

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the holder of any of the Shares, each future holder of any of such Shares, and the Company.

6.9	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms.

6.10	Facsimile Execution and Delivery

A facsimile, telecopy, PDF, or other written or electronic reproduction of this Agreement may be executed by one or more parties, and an executed copy of this Agreement may be delivered by one or more parties by facsimile, telecopy, PDF, or similar written or electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes. At any party’s request, the other party agrees to execute an original of this Agreement as well as any facsimile, telecopy, PDF, or other reproduction of this Agreement.

6.11	Termination

This Agreement shall automatically terminate upon the earliest to occur of (a) the written consent of each of the Company and the Investors to such termination, (b) the withdrawal by the Company of the Registration Statement, or (c) following the execution of the Underwriting Agreement, the termination of such Underwriting Agreement in accordance with its terms.

6.12	Entire Agreement

This Agreement (including the schedules and exhibits hereto) and the documents referred to herein constitute the full and entire understanding and agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants, except as specifically set forth herein or therein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ZILLOW, INC.

By:
Spencer Rascoff
Chief Executive Officer

Mailing Address:
Zillow, Inc.
999 3rd Avenue, Suite 4600
Seattle, WA 98104
Attention: Kathleen Philips, General
Counsel
Phone:
Fax:

with a copy to:
Perkins Coie, LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101
Attention: David F. McShea
Phone:
Fax:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

TCV V, L.P.
a Delaware Limited Partnership
By:	Technology Crossover Management V, L.L.C.,
Its:	General Partner

By:
Name:
Its:

TCV Member Fund, L.P.
a Cayman Islands exempted limited partnership (f/k/a TCV V Member Fund, L.P.)
By:	Technology Crossover Management V, L.L.C.,
Its:	General Partner

By:
Name:
Its:

Mailing Address:
Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301
Attention: Jay C. Hoag
Phone:
Fax:

with a copy to:
Technology Crossover Ventures

56 Main Street, Suite 210
Millburn, NJ 07041
Attention: Carla Newell
Phone:
Fax:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

PAR INVESTMENT PARTNERS, L.P.

By:	Par Group, L.P., as its General Partner

By:	Par Capital Management, Inc., as its General Partner

By:
Name:
Its:

Mailing Address:
One International Place
Suite 2401
Boston, MA 02110
Attention: Steve Smith
Phone:
Fax:

SCHEDULE 1

INVESTORS

Name:	Respective Investment Amount:

TCV V, L.P.	$

TCV Member Fund, L.P.	$

PAR Investment Partners, L.P.	$